100 – 570 West 7th Avenue
Vancouver, BC Canada V5Z 4S6
[t] 778.995.5429
[f] 604.675.8178

August , 2007
Dr. Art Cherkasov
JTAT Consulting
B5 – 1070 West 7th Avenue
Vancouver, B.C.
V6H 1B3

RE:	Consulting Services Agreement

Dear Dr. Cherkasov –

As discussed your role in Upstream Biosciences Inc. (“Upstream” or the “Company”) has changed to reflect your ongoing participation in scientific work upon the successful acquisition of Pacific Pharma Technologies Inc.

For consideration of the mutual commitments and acknowledgements made herein, Upstream and Dr. Art Cherkasov of the JTAT Consulting agree to the following consulting arrangement.

Consultant:	‘JTAT Consulting’ through Dr. Art Cherkasov

Company:	Upstream Biosciences Inc.

Services:

Consulting services to assist Company in the commercialization of its inventory of chemical compounds for bioactive applications. Such consulting services shall include you assistance in the establishment of standard industrial drug discovery and optimization pipeline. Such pipeline will include standard ‘off-the-shelve’ commercial and freely available software modules, databases and protocols. Consultant will also be involved into educating and supervising Upstream scientific personnel in their independent work in the area of computer-aided drug design, optimization of existing compounds/scaffolds using cheminformatics methods, and other tasks as identified by Upstream senior management as required from time to time. No direct research work will be required from Consultant and no scientific results will be generated by Consultant for the Company as “works made for hire”.

Consultant will have no claim on results produced by Company’s employees trained under Consultant supervision. Company can claim patents based upon such research work conducted by Company’s employees.

In necessary, Consultant will also assist Company is patent filings around the world (as long as Consultant is not required to pay for the cost of such patent work).

The Goal:	Establishing of Company’s in-house research pipeline for computer-aided drug design and training of Company’s highly qualified personnel.

This Agreement shall only be modified in a writing signed by the parties and shall be binding on the parties' and their heirs, administrators, successors, and assigns. This Agreement will be governed by British Columbia law, Canada.

Advisory Board:

Dr. Cherkasov shall be a member of the Company’s Scientific Advisory Board and provide advice to Company from time to time. Consultant shall not hold any other role in Company (as an officer or a director).

Payment:	Company shall pay Consultant for these Services. Consultant shall receive a “Scientific Consulting Fee” as follows:
	Cash:	CDN$50,000 per calendar year (including GST), payable monthly
	Common shares:	the equivalent of CDN$50,000 per calendar year. This amount will be calculated based upon the closing price for Upstream common share price as quoted on the OTCBB at the end of each calendar month, and will be rounded upwards to the closest whole common share. This amount will be payable cumulatively in 2 transactions – after 6 month and after 12 months. The shares will be restricted for 1 year.

Minimum Time
Commitment:

Consultant will ensure that he will dedicate a minimum of two (2) working days per week (including Saturday), consisting of a minimum of eight (8) hours per working day during the entire term of this Agreement.

Independent
Contractor:

Consultant acknowledges he is an independent contractor and not an employee of Company. Consultant shall use his own equipment for all such Consulting Services and shall be free to determine the most appropriate way to optimize the Company’s compounds. Company is only interested in the results of such work.

Company
Representation:	All costs of test work shall be at Company’s sole cost.

Term:

This Agreement commences on the Effective Date (noted below) and shall expire three (3) calendar years from the Effective Date. It may be renewed and extended annually upon mutual consent of the parties.

Confidentiality:

The Consultant may disclose to the Company any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. In providing consulting services to the Company pursuant to this Agreement, the Consultant may acquire information that pertains to the Company's products, processes, equipment, programs, developments, or plans that is both (i) disclosed or made known by the Company to the Consultant and (ii) identified as "proprietary" by the Company at any time ("Proprietary Information"). The Consultant agrees not to disclose any Proprietary Information to third parties without prior written consent of the Company. Proprietary Information subject to this paragraph does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order.

UBC:

Consultant is an employee of the University of British Columbia (UBC). Consultant hereby agrees to conform with all UBC rules and regulations (including the rules to report all consulting agreements such as this to UBC, which may also lead to Consultant sharing contingent payments and fees earned herein with UBC).

Indemnity:

Consultant is responsible for informing UBC of this Agreement and obtaining all necessary consents and approvals. Consultant hereby indemnifies Upstream Biosciences Inc., against any and all claims by UBC to Upstream.

Representations.

Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant.

To the extent permitted by law, Consultant will indemnity, defend, and hold harmless Upstream Biosciences Inc. against any losses, claims, damages, or liabilities to which they may become subject under this Consulting Agreement and Consultant’s requirement to ensure UBC rules and regulations are satisfied.

General:

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this agreement shall be valid and be enforceable.

Termination:

Company may terminate this Agreement immediately with cause anytime after a period of one calendar year from the Effective Date. Company may terminate this agreement at any time without cause after a period of one calendar year from the Effective Date, with sixty (60) days notice. Upon termination however the obligations above under sections “Payment”, “Acquisition of Company”, “Confidentiality”, “Indemnity” and “Ownership of Work” shall survive any such termination.

The undersigned agree to the terms and conditions of this agreement and hereby acknowledge they have authority to enter this agreement. This agreement becomes effective immediately upon the acquisition of Pacific Pharma Technologies Inc. by Upstream (the “Effective Date”).

UPSTREAM BIOSCIENCES INC.
100 – 570 West 7th Avenue	DR. ART CHERKASOV
Vancouver, BC Canada V5Z 4S6
[t] 778.995.5429	JTAT Consulting
[f] 604.675.8178

/s/ Joel Bellenson	/s/ Dr. Art Cherkasov
Joel Bellenson, CEO	Dr. Art Cherkasov
Authorized Signatory